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                                                                   Exhibit 4.1


                       AWARD SOFTWARE INTERNATIONAL, INC.

                          SECURITIES PURCHASE AGREEMENT

                  THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is entered into as of January 12, 1996 between AWARD SOFTWARE INTERNATIONAL, INC., a California corporation (the "Company"), and VOBIS MICROCOMPUTER AG, a corporation incorporated under the laws of the Federal Republic of Germany ("Vobis" or "Purchaser").

                                    RECITALS

                  WHEREAS, the Company has authorized the sale and issuance of an aggregate of 1,140,066 shares of its Common Stock (the "Shares") and a warrant to purchase up to 544,788 shares of its Common Stock in the form attached hereto as Exhibit E (the "Warrant").

                  WHEREAS, Purchaser desires to purchase the Shares and Warrant on the terms and conditions set forth herein; and

                  WHEREAS, the Company desires to issue and sell the Shares and the Warrant to Purchaser on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.                AGREEMENT TO SELL AND PURCHASE.

                  1.1 AUTHORIZATION OF SHARES AND THE WARRANT. On or prior to the Closing (as defined in Section 2 below), the Company has authorized the sale and issuance to Purchaser of the Shares and the Warrant.

                  1.2 SALE AND PURCHASE. Subject to the terms and conditions hereof, at the Closing the Company hereby agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, the Shares at an aggregate purchase price of $7,000,005.24, six dollars fourteen cents ($6.14) per share, and the Warrant at an aggregate purchase price of $5,447.88, one cent ($.01) per warrant, which Warrant purchase price has been paid by Purchaser to the Company prior to the Closing.

2.                CLOSING, DELIVERY AND PAYMENT.

                  2.1 CLOSING. The closing of the sale and purchase of the Shares and Warrants under this
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Agreement (the "Closing") shall take place at 5:00 p.m., California time, on the date hereof or at such time or place as the Company and Purchaser may mutually agree (such date is hereinafter referred to as the "Closing Date").

                  2.2 DELIVERY. At the Closing, subject to the terms and conditions hereof, the Company will deliver to Purchaser certificates representing the Shares and the Warrant to be purchased at the Closing against payment of the purchase price therefor by wire transfer or certified check made payable to the order of the Company.

3.                REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  Except as set forth on the Schedule of Exceptions attached hereto as Exhibit A, the Company hereby represents and warrants to Purchaser as follows:

                  3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Investors' Rights Agreement in the form attached hereto as Exhibit B (the "Investors Rights Agreement"), to issue and sell the Shares, the Warrant and the shares of Common Stock issuable upon exercise of the Warrants (the "Underlying Shares"), to carry out the provisions of this Agreement and the Investors' Rights Agreement, and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business. The Company owns no equity securities of any other corporation, limited partnership or similar entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

                  3.2 CAPITALIZATION; VOTING RIGHTS. Immediately after the Closing, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, (i) 10,230,449 shares of which will be issued and outstanding, (ii) 2,500,000 shares of which are reserved for future issuance to key employees pursuant to the Company's 1995 Stock Option Plan (under which options to purchase 1,472,311 shares are outstanding and options to purchase 1,012,689 shares remain available for issuance) and (iii) 1,251,455 shares of which are reserved for issuance upon exercise of certain warrants to purchase shares of Common Stock (the "Existing Warrants"). All issued and outstanding shares of the Company's Common Stock (i) have been duly authorized and validly issued to the persons listed on Exhibit C hereto, and (ii) are fully paid and
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nonassessable. Except as may be granted pursuant to the Investors' Rights
Agreement, the Company's 1995 Stock Option Plan and the Existing Warrants, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. When issued in compliance with the provisions of this Agreement, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The Underlying Shares have been duly and validly reserved for issuance and, when issued in compliance with the Warrant, will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that the Underlying Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

                  3.3 AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of this Agreement and the Investors' Rights Agreement, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares and the Warrant pursuant hereto has been taken or will be taken prior to the Closing. The Agreement, and the Investors' Rights Agreement and the Warrant, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (ii) general principles of equity that restrict the availability of equitable remedies; and (iii) to the extent that the enforceability of the indemnification provisions in Section 2.8 of the Investors' Rights Agreement may be limited by applicable laws. The sale of the Shares and Warrants (and the Underlying Shares issuable upon exercise of the Warrant) is not and will not be subject to (a) any rights of first refusal that have not been properly waived or (b) any preemptive rights.

                  3.4 FINANCIAL STATEMENTS. The Company has delivered to each Purchaser (i) its audited balance sheet as at December 31, 1994 and audited statement of income for the twelve months ending December 31, 1994 and (ii) its unaudited balance sheet as at September 30, 1995 (the "Statement Date") and unaudited consolidated statement of income for the nine-month period ending on the Statement Date (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein,
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and present fairly the financial condition and position of the Company as of
December 31, 1994 and the Statement Date; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles.

                  3.5 LIABILITIES. The Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to the Statement Date which have not been, either individually or in the aggregate, materially adverse.

                  3.6 AGREEMENTS; ACTION.

                        a) Except for agreements explicitly contemplated hereby and agreements between the Company and its employees with respect to the sale of the Company's Common Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

                        b) There are no agreements, understandings, instruments, contracts, proposed transactions, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses entered into in the ordinary course of the Company's business a standard form of which have been made available to Purchaser or Purchaser's counsel or arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business).

                        c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to redemption of Common Stock referred to in the Schedule of Exceptions and indebtedness incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $100,000, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold,
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exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

                        d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated.

                        e) Except as set forth in Section 3.6(e) of the Schedule of Exceptions, the Company is not aware of any material agreements to which it is a party or by which its assets are bound. For purposes of this Section 3.6(e), "material" shall mean agreements that involve revenues payable to the Company in excess of $200,000, or obligations payable by the Company in excess of $100,000.

                  3.7 OBLIGATIONS TO RELATED PARTIES. There are no obligations of the Company to officers, directors, shareholders, or employees of the Company other than a) for payment of salary for services rendered, b) reimbursement for reasonable expenses incurred on behalf of the Company and c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or shareholders of the Company, or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that officers, directors and/or shareholders of the Company may own stock in publicly traded companies which may compete with the Company. No officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company). Except as may be disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

                  3.8 CHANGES. Since the Statement Date, there has not been to the Company's knowledge:

                        a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company;
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                        b) Any resignation or termination of any key officers of
the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

                        c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

                        d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

                        e) Any waiver by the Company of a valuable right or of a material debt owed to it;

                        f) Any direct or indirect loans made by the Company to any shareholder, employee, officer or director of the Company, other than advances made in the ordinary course of business;

                        g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

                        h) Any declaration or payment of any dividend or other distribution of the assets of the Company;

                        i) Any labor organization activity;

                        j) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

                        k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                        l) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company, including compensation agreements with the Company's employees; or

                        m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business,
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assets, liabilities, financial condition or operations of the Company.

                  3.9 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than
(i) those resulting from taxes which have not yet become delinquent, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and
(iii) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

                  3.10 PATENTS AND TRADEMARKS. To the Company's knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements entered into in the ordinary course of the Company's business, or arising from the purchase of "off the shelf" or standard products. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees
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made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

                  3.11 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any term of its Articles of Incorporation or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to the Company which would materially and adversely affect the business, assets, liabilities, financial condition or operations of the Company. The execution, delivery, and performance of and compliance with this Agreement and the Investors' Rights Agreement, and the issuance and sale of the Shares and the Warrant (and the Underlying Shares issuable upon exercise of the Warrant) hereto will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

                  3.12 LITIGATION. There is no action, suit, proceeding or investigation pending or to the Company's knowledge currently threatened against the Company that questions the validity of this Agreement, the Investors' Rights Agreement or the Warrant, or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the business, assets, liabilities, financial condition or operations of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

                  3.13 TAX RETURNS AND PAYMENTS. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (i) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets
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as of the date of this Agreement that is not adequately provided for.

                  3.14 EMPLOYEES. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. No employee has any agreement or contract, written or verbal, regarding his employment. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company's knowledge, no former or current employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company's knowledge, the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees. All former or current employees of, or consultants to, the Company have entered into nondisclosure and proprietary rights agreements in the form as attached as Exhibit F, and the Company is not aware of the breach of any such agreement.

                  3.15 OBLIGATIONS OF MANAGEMENT. Each officer of the Company is currently devoting one hundred percent (100%) of his business time to the conduct of the business of the Company. The Company is not aware of any officer or key employee of the Company planning to work less than full time at the Company in the future.

                  3.16 REGISTRATION RIGHTS. Except as required pursuant to the Investors' Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in Section 1.1 of the Investors' Rights Agreement) any of the Company's presently outstanding securities or any of its securities that may hereafter be issued.

                  3.17 COMPLIANCE WITH LAWS; PERMITS. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

                  3.18 ENVIRONMENTAL AND SAFETY LAWS. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

                  3.19 MINUTE BOOKS. The minute books of the Company provided to the Purchaser contain a complete summary of all meetings of directors and shareholders since the time of incorporation in all material respects.

                  3.20 REAL PROPERTY HOLDING CORPORATION. The Company is not a real property holding corporation within the meaning of Internal Revenue Code
Section 897(c)(2) and any regulations promulgated thereunder.

                  3.21 INSURANCE. The Company has obtained and will maintain fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

                  4.1 REQUISITE POWER AND AUTHORITY. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Investors' Rights Agreement and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Investors' Rights Agreement have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Investors' Rights Agreement will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights,
(ii) general principles of equity that restrict the availability of equitable remedies, and (iii) to the extent that the enforceability of the indemnification provisions of Section 2.8 of the Investors' Rights Agreement may be limited by applicable laws.

                  4.2 CONSENTS. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or banking authority on the part of Purchaser required in connection with the consummation of the transactions contemplated in the Agreement or the Investors' Rights Agreement have been or shall have been obtained prior to and be effective as of the Closing.

                  4.3 INVESTMENT REPRESENTATIONS. Purchaser understands that the Shares, the Warrants and Underlying Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

                        a) PURCHASER BEARS ECONOMIC RISK. Purchaser is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares, the Warrant, or Underlying Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, the Warrant, or Underlying Shares, or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares, the Warrant or Underlying Shares under the circumstances, in the amounts or at the times Purchaser might propose.

                        b) ACQUISITION FOR OWN ACCOUNT. Purchaser is acquiring the Shares and the Warrant (and Underlying Shares upon exercise of the Warrant) for Purchaser's own account for investment only, and not with a view towards their distribution.

                        c) PURCHASER CAN PROTECT ITS INTEREST. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and the Investors' Rights Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

                        d) ACCREDITED INVESTORS. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

                        e) COMPANY INFORMATION. Purchaser has received and read the Financial Statements and certain other information provided by the Company and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

                        f) RULE 144. Purchaser acknowledges and agrees that the Shares, the Warrants and the Underlying Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.

                  4.4 TRANSFER RESTRICTIONS. Purchaser acknowledges and agrees that the Shares, the Warrants and Underlying Shares are subject to restrictions on transfer as set forth in the Investors' Rights Agreement.

5. CONDITIONS TO CLOSING.

                  5.1 CONDITIONS TO PURCHASER'S OBLIGATIONS AT THE CLOSING. Purchaser's obligations to purchase the Shares and Warrant at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

                        a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

                        b) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Investors' Rights Agreement (except for such as may be properly obtained subsequent to the Closing).

                        c) CORPORATE DOCUMENTS. The Company shall have delivered to Purchaser or its counsel, copies of all corporate documents of the Company as Purchaser shall reasonably request.

                        d) COMPLIANCE CERTIFICATE. The Company shall have delivered to Purchaser a Compliance Certificate, executed by the President and the Chief Financial Officer of the Company, dated the date of the Closing, to the effect that the conditions specified in subsections (a), (b), and (c) of this Section 5.1 have been satisfied.

                        e) INVESTORS' RIGHTS AGREEMENT. An Investors' Rights Agreement substantially in the form attached hereto as Exhibit B shall have been executed and delivered by the parties thereto.

                        f) OPINION OF COUNSEL. The Purchaser shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.

                        g) BOARD OF DIRECTORS. Upon the Closing, the authorized size of the Board of Directors of the Company shall be increased to seven (7) members consisting of George C. Huang, David S. Lee, Masami Maeda, Cheng Ming Lee, William P. Tai (or a representative of the Walden Group reasonably agreeable to the Company), Anthony Sun (or a representative of Venrock Associates reasonably agreeable to the Company) and a representative of Purchaser reasonably agreeable to the Company.

                        h) VOTING AGREEMENT. A Voting Agreement substantially in the form attached hereto as Exhibit G shall have been executed and delivered by the parties thereto.

                  5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Shares and Warrants at Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

                        a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

                        b) PERFORMANCE OF OBLIGATIONS. Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Purchaser on or before the Closing.

                        c) INVESTORS' RIGHTS AGREEMENT. An Investors' Rights Agreement substantially in the form attached hereto as Exhibit B shall have been executed and delivered by Purchaser.

                        d) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Investors' Rights Agreement (except for such as may be properly obtained subsequent to the Closing).

6. MISCELLANEOUS.

                  6.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

                  6.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

                  6.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares and/or the Warrant from time to time.

                  6.4 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Investors' Rights Agreement, the Warrant and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

                  6.5 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  6.6 AMENDMENT AND WAIVER.

                        a) This Agreement may be amended or modified only upon the written consent of the Company and Purchaser.

                        b) The obligations of the Company and the rights of Purchaser under this Agreement may be waived only with the written consent of Purchaser.

                  6.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Investors' Rights Agreement or Warrant, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on Purchaser's part of any breach, default or noncompliance under this Agreement, the Investors' Rights Agreement or Warrant or any waiver on such party's part of any provisions or conditions of this Agreement, or the Investors' Rights Agreement or Warrant must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or the Investors' Rights Agreement or otherwise afforded to any party, shall be cumulative and not alternative.

                  6.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) four (4) business days after deposit with an internationally recognized overnight courier, specifying express delivery, with written verification of receipt. All communications shall be sent to the Company and Purchaser at its respective address as set forth on the signature page hereof or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

                  6.9 EXPENSES. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

                  6.10 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

                  6.11 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  6.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                  6.13 BROKER'S FEES. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.

                  6.14 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SHARES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

                  6.15 KNOWLEDGE. For purposes of this Agreement, wherever the term "knowledge" is used it shall mean the actual knowledge of any officer or director of the Company, after due investigation.

                  IN WITNESS WHEREOF, the parties hereto have executed the Securities Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY                                PURCHASER

AWARD SOFTWARE INTERNATIONAL, INC.     VOBIS MICROCOMPUTER AG



By:____________________________________________ By:____________________________

Title:_________________________________________ Title:_________________________

Address:  777 East Middlefield Road            Address:         Carlo-
Schmid-Str. 12
            Mountain View, CA 94043                   D-52146
Wurselen
                                                      Germany




                                                   SECURITIES PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                   PAGE
1.       AGREEMENT TO SELL AND PURCHASE                             1
1.1      Authorization of Shares and the Warrant                    1
1.2      Sale and Purchase                                          1

2.       CLOSING, DELIVERY AND PAYMENT                              1
2.1      Closing                                                    1
2.2      Delivery                                                   2

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.             2
3.1      Organization, Good Standing and Qualification              2
3.2      Capitalization; Voting Rights                              2
3.3      Authorization; Binding Obligations                         3
3.4      Financial Statements                                       3
3.5      Liabilities.                                               3
3.6      Agreements; Action.                                        3
3.7      Obligations to Related Parties                             4
3.8      Changes                                                    5
3.9      Title to Properties and Assets; Liens, etc                 6
3.10     Patents and Trademarks                                     6
3.11     Compliance with Other Instruments                          7
3.12     Litigation.                                                7
3.13     Tax Returns and Payments                                   7
3.14     Employees                                                  7
3.15     Obligations of Management.                                 8
3.16     Registration Rights                                        8
3.17     Compliance with Laws; Permits                              8
3.18     Environmental and Safety Laws                              8
3.19     Minute Books                                               8
3.20     Real Property Holding Corporation                          9
3.21     Insurance                                                  9

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER            9
4.1      Requisite Power and Authority                              9
4.2      Consents                                                   9
4.3      Investment Representations                                 9
4.4      Transfer Restrictions                                      10

5.       CONDITIONS TO CLOSING                                      10
5.1      Conditions to Purchaser's Obligations at the Closing       10
5.2      Conditions to Obligations of the Company.                  11

6.       MISCELLANEOUS                                              12
6.1      Governing Law                                              12
6.2      Survival                                                   12
6.3      Successors and Assigns                                     12
6.4      Entire Agreement                                           12
6.5      Severability                                               12
6.6      Amendment and Waiver                                       12
6.7      Delays or Omissions                                        13
6.8      Notices                                                    13

6.9      Expenses                                                   13
6.10     Attorneys' Fees                                            13
6.11     Titles and Subtitles                                       13
6.12     Counterparts                                               13
6.13     Broker's Fees                                              13
6.14     California Corporate Securities Law                        14
6.15     Knowledge                                                  14



                                                   SECURITIES PURCHASE AGREEMENT